                                                                 EXHIBIT VI






                          STOCK PURCHASE AGREEMENT




                         Stock Purchase Agreement,
              dated as of December 11, 1995 (the "Agreement")

                               by and between

                           Electris Finance S.A.
                            of Luxembourg ("EF")

                                    and


                        Technoventures Holding S.A.
                            of Luxembourg ("TV")



WHEREAS EF is owner of 199,000 shares of common stock of John Fluke Mfg. Co., Inc. of the par value of twenty-five US Dollarcents (US $.025) each (the "Fluke-Shares");

WHEREAS, TV desires to purchase and EF desires to sell to Electris 199,000 Fluke-Shares ("the Shares");

NOW, THEREFORE, in consideration of the representations, warranties and agreements contained herein, the parties hereby agree as follows:

1.    Stock Purchase

      Subject to the conditions contained herein, TV hereby agrees to purchase and EF hereby agrees to sell to TV the Shares for an aggregate consideration of US $6,492,375. -- (in words six million four hundred ninety two thousand three hundred seventy five US Dollars).

      The transfer of the shares under this Agreement and the payment of the Purchase Price shall be effected between the parties hereto on December 15, 1995 (Closing Date).

2.    Representation and Warranties

      a)    EF represents and warrants as follows:

            i) EF has good and valid title to the Shares, free and clear of all claims, liens, security interests and encumbrances of any nature whatsoever;

            ii) EF has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

            iii) This Agreement is a legally valid and binding obligation of EF, enforceable against EF in accordance with its terms.

      b)    TV hereby represents and warrants as follows:

            i) TV has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

            ii) This Agreement is a legally valid and binding obligation of TV, enforceable against TV in accordance with its terms.

3.    Conditions

      a) The obligations of EF are subject to the satisfaction on the Closing Date of the conditions that the representations and warranties made by TV in this Agreement were true when made and shall be true as at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date.

      b) The obligations of TV are subject to the satisfaction on the Closing Date of the conditions that the representations and warranties made by EF in the Agreement were true when made and shall be true as at the Closing Date with the same force and effects if such representations and warranties were made at and as of the Closing Date.

4.    General

      a) This Agreement may not be modified except in writing document signed by both parties.

      b) EF has the right to purchase back during the year 1996 the remaining shares mentioned in this contract as well as those mentioned in the contract of October 2, 1995 at a price equal to the original selling prices or at lower market price.


IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on December 11, 1995.


TECHNOVENTURES HOLDING S.A.               ELECTRIS FINANCE S.A.